Exhibit 99.1

Chaparral Steel Company Appoints New Board Member

          MIDLOTHIAN, Texas, May 31 /PRNewswire-FirstCall/ -- Chaparral Steel Company (Nasdaq: CHAP) announced today that Mr. Joseph D. Mahaffey has been appointed to Chaparral’s Board of Directors.  The Board elected Mr. Mahaffey a director effective May 31, 2006.

          “We are extremely pleased that Joe has chosen to join Chaparral’s Board. He is well respected in the world of business and finance,” said Tommy A. Valenta, Chaparral’s President and Chief Executive Officer.  “His expertise in the oil and gas industry will be a great benefit to the Board and Company.”

          Mr. Mahaffey, age 60, was a Managing Director of the Fremont Group, a San Francisco based private investment company until his retirement in 2000.  He was also President of Fremont Energy, a private oil and gas company owned by the Fremont Group.  Prior to joining Fremont, he was a Director and Executive Vice President of Heritage Media Corporation from 1992 to 1994.  He was a founder and President of United Meridian Corporation, a Houston based independent exploration and production company, from 1987 to 1992.  He held various positions with Gulf Oil Corporation from 1970 until 1985, when it was acquired by Chevron Corp., and at which time he was Treasurer.  Mr. Mahaffey has a B.S. Degree in Business Administration from the University of Notre Dame and served as a director of Vintage Petroleum Corporation from 2001 until its acquisition by Occidental Petroleum Corporation on January 30, 2006.

          With Mr. Mahaffey’s election, Chaparral now has seven independent directors.  He will initially serve on the Governance and Compensation Committees of the Board of Directors.

          Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America.  The Company is also a significant supplier of steel bar products.  In addition, Chaparral is a leading North American recycling company.  Additional information may be found at http://www.chapusa.com .

          For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.

SOURCE  Chaparral Steel Company

          -0-                              05/31/2006
          /CONTACT:  Cary D. Baetz, +1-972-779-1032, or Terresa Van Horn,
+1-972-779-1033, both of Chaparral Steel Company/
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050713/CHAPLOGO
                       AP Archive:  http://photoarchive.ap.org
                       PRN Photo Desk, photodesk@prnewswire.com /
          /Web site:  http://www.chapusa.com /
          (CHAP)